EXHIBIT 10.1

Nineteenth Amendment to Employment Agreement

        This Nineteenth Amendment to Employment Agreement (the “Amendment”) is made and entered into as of April 23, 2020, by and between Robert Half International Inc., a Delaware corporation, (“Corporation”) and Harold M. Messmer, Jr. (the “Officer”).

        WHEREAS, Corporation and Officer have entered into an employment agreement, dated as of October 2, 1985, which has been amended previously (the “Employment Agreement”).

        WHEREAS, Corporation and Officer wish to make certain amendments to the Employment Agreement.

        NOW, THEREFORE, the Corporation and Officer agree that the Employment Agreement is further amended as follows:

1. Section 1 of the Employment Agreement is hereby amended to read in its entirety as follows:

        1. Duties. During the term of this Agreement, Officer agrees to be employed and to serve Corporation as Chairman of the Board of Directors and an executive, and Corporation agrees to employ and retain Officer in such capacities. Officer shall devote such of his business time, energy, and skill to the affairs of Corporation as shall be necessary to perform the duties of such positions, but in any event such effort shall not exceed twenty percent (20%) of the average level of bona fide services performed by Officer over the immediately preceding thirty-six (36)-month period. Officer shall report only to Corporation’s Board of Directors and at all times during the term of this Agreement shall have powers and duties at least commensurate with his position(s). In the event that Officer shall become ineligible to serve as Chairman on account of not being elected to serve as a member of the Corporation’s Board of Directors by the Corporation’s stockholders, then Officer shall perform such duties specified by the Corporation’s Board of Directors consistent with Officer’s continuing role as an executive and appropriate for and commensurate with the status of an individual who has formerly served as Chairman of the Board and Chief Executive Officer. Officer’s principal place of business with respect to his services to Corporation shall be within 60 miles of San Francisco, California, or at such other location as shall be mutually agreeable to Officer and Corporation.

2. Section 3.1 of the Employment Agreement is hereby amended to read in its entirety as follows:

         3.1 Base Salary. As payment for the services to be rendered by Officer as provided in Section 1 and subject to the terms and conditions of Section 2, Corporation agrees to pay to Officer a “Base Salary”, in equal semi-monthly installments, as determined by the Board of Directors. Effective as of April 26, 2020, the Base Salary shall in no event be less than $105,000 per annum.

3. Section 3.2 of the Employment Agreement is hereby amended to read in its entirety as follows:

         3.2 Bonuses. Officer shall be eligible to receive a bonus for each calendar year (or portion thereof) during the term of this Agreement, with the actual amount of any such bonus to be determined in the sole discretion of the Board of Directors based upon its evaluation of Officer’s performance during such year. Beginning with the Company’s 2020 fiscal year, it is expected that Officer’s bonus opportunity shall be approximately 20% of his bonus opportunity for the 2019 fiscal year. All such bonuses shall be payable after the end of the calendar year to which such bonus relates in accordance with the terms of the bonus plan or program under which the performance goals were initially established.

4. Section 3.3.9 of the Employment Agreement is hereby added to read in its entirety as follows:

         3.3.9 Reimbursements and Administrative Matters. Officer shall be reimbursed, upon presentation of proper receipts, for Officer’s reasonable business expenses in accordance with the then-current policies of the Company, including expenses related to business travel. The Company shall also continue to provide Officer with the same level of administrative support, computer equipment and technical support as Officer received during the 2019 fiscal year. Officer shall also be provided with an office in the Company’s Menlo Park, California headquarters, or at such other location as may be mutually agreed to between Officer and the Company.

5. In all other respects, the Employment Agreement as previously amended is hereby ratified and confirmed and shall remain in full force and effect.

         IN WITNESS WHEREOF, Corporation and Officer hereto have executed this Amendment effective as of the date first written above.

ROBERT HALF INTERNATIONAL INC.   HAROLD M. MESSMER, JR.

By:
        M. Keith Waddell
        Chief Executive Officer
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